Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-252235, 333-226906, 333-219055, 333-205153, 333-183483 and 333-143786) on Form S-8 and (Nos. 333-231923, 333-211046 and 333-187801) on Form S-3 of Cyclacel Pharmaceuticals, Inc. of our report dated March 30, 2022, relating to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

New York, New York

March 30, 2022